Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter Earnings; Affirms Earnings Guidance for FY2008

SAN DIEGO--(BUSINESS WIRE)--Jack in the Box Inc. (NYSE:JBX) today reported net income of $26.4 million, or 44 cents per diluted share, for the quarter ended April 13, 2008, compared with the First Call consensus estimate of 43 cents per diluted share and $27.2 million, or 40 cents per diluted share, for the same quarter in 2007. Diluted per-share earnings for the first half of fiscal 2008 increased to $1.04 versus 92 cents for the same period in fiscal 2007.

“While we remain focused on meeting our guests dining expectations through menu innovation and enhancements to our restaurant facilities and guest-service programs, we’re also taking steps to improve operating efficiencies at our restaurants,” said Linda A. Lang, chairman and chief executive officer. “Our ability to control labor and other expenses, along with success in executing our strategic plan, enabled us to deliver on earnings expectations in a tough economic environment.”

Jack in the Box Inc. also today affirmed its full-year earnings guidance of $1.98-2.08 per diluted share.

Second quarter financial highlights

Same-store sales at Jack in the Box® company restaurants decreased 0.1 percent in the second quarter compared with a year-ago increase of 6.4 percent. The company had forecast an increase in the range of 1-2 percent. Through the first half of fiscal 2008, same-store sales at Jack in the Box company restaurants were up 0.8 percent on top of a prior-year increase of 5.9 percent. The year-to-date increase in fiscal 2008 reflects price increases of approximately 2.5 percent.

System same-store sales at Qdoba Mexican Grill® increased 2.4 percent in the second quarter on top of a year-ago increase of 3.5 percent. Through the first half of fiscal 2008, system same-store sales at Qdoba were up 3.5 percent on top of a prior-year increase of 3.8 percent.

“Like many retailers we’re seeing softer sales at our restaurants in California, Phoenix and Las Vegas, which have been hardest hit by the housing downturn, high fuel prices and unemployment,” Lang said. “We’re experiencing positive sales growth in our other markets, where our two-year cumulative same-store sales increase is just under 10 percent.”

The company’s restaurant operating margin was 16.5 percent of sales in the second quarter, as higher food costs offset lower labor costs and other improvements in restaurant-related expenses. Commodity costs continued to run significantly higher than last year for cheese, dairy, eggs and shortening. Food and packaging costs were 190 basis points higher than the same quarter last year. Beef costs were up less than 1 percent compared with the same quarter in fiscal 2007.

“The steps we’re taking to control labor, restaurant costs and G&A are partially mitigating today’s commodity cost pressures and should have us well-positioned when economic conditions improve,” Lang said.

The company’s SG&A expense rate in the second quarter improved to 9.5 percent of revenues compared with 10.5 percent last year, with the decrease due primarily to effective management of field and corporate G&A, the impact of the company’s refranchising strategy, and leverage from higher revenues. Year to date, the company’s SG&A expense rate improved to 9.8 percent of revenues from 10.5 percent in fiscal 2007.

Jack in the Box opened six new company and franchised restaurants in the second quarter, compared with 10 in the same quarter last year, while Qdoba opened nine company and franchised restaurants versus 13 locations last year. The company attributes the fewer openings in fiscal 2008 to timing issues and affirmed the range of new restaurants previously forecast for the full fiscal year: 35-45 new Jack in the Box restaurants and 75-90 new Qdoba restaurants. At April 13, the company’s system total comprised 2,142 Jack in the Box restaurants, including 749 franchised locations, and 423 Qdoba restaurants, including 326 franchised locations.

Gains on sale of 23 company-operated Jack in the Box restaurants to franchisees totaled $11.9 million in the second quarter compared with $7.2 million in the year-ago quarter from the sale of 15 restaurants. The difference in average gains is related to the specific sales and cash flows of restaurants sold. Through the first half of the year, the company sold 51 Jack in the Box restaurants to franchisees, with gains on sale totaling $28.7 million versus $14.4 million in gains on sale of 30 company restaurants in the first half of fiscal 2007.

Year-to-date capital expenditures were $91.3 million in fiscal 2008 compared with $68.7 million for the same period last year, with the increase due primarily to investment in kitchen enhancements and the Jack in the Box restaurant re-image program. The kitchen enhancements are expected to increase restaurant capacity for new product introductions while also reducing utility expense through the use of energy-efficient equipment. The re-image program is an important part of the chain’s holistic brand-reinvention initiative and is intended to create a warm and inviting dining experience for Jack in the Box guests.

Treasury highlights

In the second quarter, Jack in the Box Inc. repurchased 1,053,500 shares of its common stock for approximately $27.9 million, bringing to 1,855,500 the total number of shares repurchased in the first two quarters of fiscal 2008. Approximately $150 million remains available for additional repurchases in a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

New market expansion

The company and its franchisees are continuing to expand the Jack in the Box brand into new contiguous markets in Colorado and Texas. In January, the company opened its second location in the Denver market, and in March it opened its third restaurant in Corpus Christi, Texas. Also in March, the first Jack in the Box restaurant opened in Midland, Texas, and earlier this month the first restaurant opened in Abilene, Texas, both of which are franchised markets.

“We’re extremely pleased with how our restaurants are performing in our new contiguous markets,” Lang said. “These restaurants are demonstrating the strength of the Jack in the Box brand, with sales exceeding our expectations.”

Second quarter initiatives

Jack in the Box added two new products in the second quarter, including the BBQ Bacon Sirloin Burger. Introduced late in the quarter, the new burger features a seasoned sirloin patty topped with two slices of American cheese, crispy onion rings, bacon strips and barbecue sauce and served on a bakery-style bun. Jack in the Box offers several burgers and sandwiches featuring sirloin and is the only major quick-serve chain serving this premium ingredient. A warm Cinnamon Roll drizzled with sweet icing was also added to the menu in the second quarter, and Jack in the Box began promoting as an a la carte snack item its Spicy Chicken Bites – chicken breast pieces with a spicy, crunchy coating.

In addition to promoting new products, the second-quarter marketing calendar for Jack in the Box emphasized the chain’s distinctive Value Menu and limited-time, value-priced promotions in markets most affected by the slowdown in discretionary consumer spending.

Along with the menu enhancements, the company continues to make progress in its strategic initiative to reinvent the Jack in the Box brand through improvements to guest service and restaurant facilities. During the second quarter, the company and franchisees continued re-imaging Jack in the Box restaurants with a comprehensive program that includes a complete redesign of the dining room and common areas. Finishes include ceramic tile floors, a mix of seating styles ranging from booths and bars to high-top round tables, decorative pendant lighting, graphics and wall collages, music, new paint schemes and landscaping. Through the first half of fiscal 2008, the company and its franchisees re-imaged 133 restaurants. Since the current re-image program was adopted in 2006, more than 500 company and franchised Jack in the Box restaurants have been re-imaged. The entire Jack in the Box system, including franchised locations, is expected to be re-imaged over the next 3-4 years.

Third quarter initiatives

In April, Jack in the Box launched a new premium beverage platform – Real Fruit Smoothies. Made from a blend of Minute Maid® fruit juice and nonfat frozen yogurt, Jack’s Real Fruit Smoothies come in three refreshingly delicious flavors – Strawberry Banana, Mango and Orange Sunrise. The new beverages are expected to be available systemwide by summer.

Also in April, Jack in the Box re-introduced the Acapulco Chicken Salad, which features a mix of fresh lettuce topped with shredded pepper jack cheese, grape tomatoes, cucumber slices, red onion and lime wedges served with blue corn tortilla strips and cilantro lime dressing on the side. Offered for a limited time in 2006, the new salad is served with a choice of chicken – grilled chicken strips, crispy chicken strips or Spicy Chicken Bites.

Earlier this week, Jack in the Box debuted Iced Coffee at most restaurants. Jack’s version of the popular drink offers a choice of original, vanilla or caramel flavors. The chain also this week expanded its line of real ice cream shakes by adding a Kona Coffee flavor.

Jack in the Box will also emphasize value throughout the third and fourth quarters. Along with new value-priced items that will be added to the chain’s menu, Jack in the Box is planning additional value-priced promotions.

Fiscal 2008 guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter and fiscal year ending Sept. 28, 2008, in approximate amounts:

Q3 guidance

  An approximate 2 percent decrease in same-store sales at Jack in the Box company restaurants on top of a 7.4 percent increase in the year-ago quarter.
  Flat to 2 percent same-store sales increase at Qdoba system restaurants on top of a 5 percent increase in the year-ago quarter.

Fiscal year 2008 guidance

  $1.98-2.08 per diluted share in earnings.
  Same-store sales approximately flat at Jack in the Box company restaurants on top of a 6.1 percent increase in fiscal 2007.
  1-3 percent same-store sales increase at Qdoba system restaurants on top of a 4.6 percent increase in fiscal 2007.
  35-45 new Jack in the Box restaurants, including 13-17 franchised locations.
  75-90 new Qdoba restaurants, including 60-70 franchised locations.
  $48-52 million in gains on the sale of approximately 100 Jack in the Box restaurants to franchisees, with $65-75 million in cash flow resulting from the sales.
  Approximately 350 re-imaged Jack in the Box restaurants, including approximately 100 franchised locations, with a projected completion of the re-image program in 3-4 years.
  $175-185 million in capital expenditures, including investment costs related to the Jack in the Box restaurant re-image program and kitchen enhancements.
  SG&A expense rate at 9.8 percent of revenues.
  Tax rate of 37-38 percent.

Long-term goals (3-5 years)

  Earnings growth of 12-15 percent per year, with continued focus on improving returns on invested capital.
  Same-store sales growth of 2-4 percent annually at Jack in the Box restaurants.
  Same-store sales growth of 3-5 percent annually at Qdoba restaurants.
  Sale of approximately 110-130 Jack in the Box restaurants to franchisees annually, generating gains of $45-60 million per year, with approximately $65-80 million in cash flow resulting from the sales.
  Capital expenditures are estimated to decrease by approximately $10-20 million per year until 2010 or 2011 when the company completes the restaurant re-image program, at which time annual capital expenditures are expected to return to historical levels of approximately $125 million or less. The company’s long-term outlook for capital expenditures could be impacted by an increase in Qdoba’s company-operated new restaurant growth.

About Jack in the Box Inc.

Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 400 restaurants in 40 states. The company also operates a proprietary chain of convenience stores called Quick Stuff®, with 61 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The information in this press release is as of May 13, 2008. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Upcoming communications

The company will host a live webcast of a meeting for financial analysts and investors on May 15, 2008, from 9:00 a.m. PDT to approximately Noon PDT. To access the live call through the Internet, log onto the Jack in the Box Inc. home page at www.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A playback of the event will be available through the conference-call link on the Jack in the Box Inc. home page for 21 days, beginning at approximately 4:00 p.m. PDT on May 15.

JACK IN THE BOX INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	April 13,	April 15,	April 13,	April 15,
	2008	2007	2008	2007

Revenues:
Restaurant sales	$490,810	$500,445	$1,138,525	$1,151,853
Distribution and other sales	167,126	129,807	375,462	293,557
Franchised restaurant revenues	35,578	30,415	84,469	71,949
	693,514	660,667	1,598,456	1,517,359
Operating costs and expenses:
Restaurant costs of sales	161,971	155,509	374,734	358,066
Restaurant operating costs	247,790	253,446	572,302	582,653
Distribution and other costs of sales	166,660	128,359	374,063	291,154
Franchised restaurant costs	14,892	12,923	33,840	29,343
Selling, general and administrative expenses	65,760	69,552	156,359	158,904
Gains on sale of company-operated restaurants	(11,942)	(7,244)	(28,747)	(14,401)
	645,131	612,545	1,482,551	1,405,719

Earnings from operations	48,383	48,122	115,905	111,640

Interest expense	6,783	8,337	15,870	18,115
Interest income	(42)	(3,056)	(293)	(7,340)
Interest expense, net	6,741	5,281	15,577	10,775

Earnings before income tax expense	41,642	42,841	100,328	100,865

Income tax expense	15,213	15,632	37,360	36,302

Net earnings	$26,429	$27,209	$62,968	$64,563

Net earnings per share:
Basic	$.45	$.41	$1.06	$.94
Diluted	$.44	$.40	$1.04	$.92

Weighted-average shares outstanding:
Basic	58,833	66,121	59,229	68,498
Diluted	59,953	67,888	60,488	70,426

JACK IN THE BOX INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	April 13,	April 15,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$16,400	$77,113
Accounts and notes receivable, net	50,124	42,927
Inventories	46,805	45,495
Other current assets	121,151	98,535
Total current assets	234,480	264,070

Property and equipment, net	950,231	903,997

Other assets, net	201,516	215,269

TOTAL	$1,386,227	$1,383,336

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,925	$5,950
Other current liabilities	301,936	269,410
Total current liabilities	305,861	275,360

Long-term debt, net of current maturities	425,970	429,911

Other long-term liabilities	213,686	215,523
Total liabilities	945,517	920,794

Stockholders’ equity	440,710	462,542

TOTAL	$1,386,227	$1,383,336

CONTACT:
Jack in the Box Inc.
Brian Luscomb, 858-571-2291
Division Vice President, Corporate Communications
Email: brian.luscomb@jackinthebox.com
Web site: www.jackinthebox.com